                                  EXHIBIT 10.19


November 7, 2002



Robert Cobuzzi
[address]

Dear Robert:

On behalf of Akamai Technologies, Inc. (referred to in this letter collectively with its subsidiaries as the "Company"), I am pleased to confirm the offer of full-time employment with the Company that I made to you for the position of Chief Financial Officer in our Cambridge office. You will report to me in this capacity starting on November 11, 2002.

Your base salary will be $7,692.31 bi-weekly ($200,000.00 on an annualized basis). Beginning in fiscal year 2003 you will also be eligible to receive a performance-based incentive bonus of $100,000 annually. The bonus will be earned based on the achievement of profitability and operating targets to be established after you join the company. Your salary and incentive shall be subject to review annually.

We would also recommend to the Akamai Board of Directors a grant of 250,000 fair market value stock options as follows:

* 200,000 fair market value options with Akamai's regular four-year vesting schedule: 25% after one year, and 6.25% quarterly thereafter.

* 50,000 fair market value options with a four-year cliff vesting. In addition, these options would become fully vested on the last day of the first quarter that the Company has Revenue of at least $50,000,000 and a Gross Profit Percentage of at least sixty-five percent.

All options would be priced to the fair market value of the Common Stock as determined by the Board on the date the Board of Directors approves the stock options.
..
You will be eligible to participate in the Employee Stock Purchase Program beginning in the December 2002 offering period. This plan allows you to contribute between 1% and 10% of your salary through regular payroll deductions. The Akamai plan provides for a two-year offering period, that includes four, six-month purchase periods. At the end of each six-month purchase period, the money that has been deducted will be used to purchase shares of Akamai common stock at 85% of the closing price of the Common Stock at the beginning of the offer period or end of the purchase period, whichever is lower.

You will be eligible for health insurance, dental insurance, life insurance, and short/long term disability coverage and other benefits that are and may become available generally to employees of the Company. You will also be eligible to contribute to the Akamai Technologies, Inc. 401(k) Plan immediately upon employment.

You will be eligible for a maximum of three weeks of vacation per year. The number of vacation days for which you are eligible in each year shall accrue at the rate of 1.25 days per month that you are employed and working during such year. Akamai also observes ten holidays each year. This year eight of the holidays are scheduled days, while two holidays are floating days.

Prior to the commencement of your employment, you will be required to execute a Non-Competition, Non-Solicitation, Proprietary and Confidential Information and Developments Agreement. Execution of this agreement is a condition of employment.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into this agreement or carrying out your responsibilities for the Company as contemplated hereby, or which is in any way inconsistent with any of the terms hereof.

Akamai Technologies is an at will employer which means that either you or Akamai may terminate the employment relationship at any time with or without notice and with or without cause. This letter is not to be construed as an agreement, either expressed or implied to employ you for any stated term. No employee, officer or other representative of Akamai, other than the Chief Executive Officer, has any authority to enter into any agreement to the contrary.

In the event that Akamai terminates your employment for reasons other than cause during the first three years of your employment, you would be eligible for severance on the following terms, provided you sign a separation agreement acceptable to Akamai that includes, among other things, a full release, a one-year non-competition clause, a future cooperation clause, and a non-disparagement clause:

     If the company terminates your employment during the first three years of your employment for reasons other than cause, Akamai will pay you an amount equal to one year of your then-base salary. The company will make an additional one-time lump sum, taxable payment to you equal to one year's worth of the company's current contribution to the medical and dental plan. You may use that money to cover the costs of medical and dental coverage under COBRA. In addition, Akamai will vest your options as follows:

          If the company terminates your employment in year one, Akamai will vest the first year of the Initial Grant (i.e., any options from the Initial Grant that you would have vested in the first twelve months), so that you will leave the company with 25% of your Initial Grant vested.

          If the company terminates your employment in year two, Akamai will vest the second year of the Initial Grant (i.e., any options from the Initial Grant that would have vested in the second twelve months of your employment that you were not already vested as of the termination date). This would mean that you would leave the company with 50% of your Initial Grant vested.

          If the company terminates your employment in year three, Akamai will vest the third year of the Initial Grant (i.e., any options that would have vested in the third year of your employment that were not already vested as of the termination date), so that you will leave the company with 75% of your Initial Grant vested.

     If the company terminates your employment for ANY reason after the completion of your third year of employment, you will be treated under the Akamai policy then in effect for other senior executives who leave the company involuntarily.

In the event that there is a Change in Control, as that term is defined in the Plan, and within the first ninety (90) days the surviving entity fails to offer to employ you in a position with responsibilities that are commensurate (but not necessarily identical) with your responsibilities at Akamai, and as a result your employment terminates voluntarily or involuntarily, you will receive an amount equal to one year of your then-base salary. Whether you have been offered a position with commensurate responsibilities is to be determined without regard to the title or reporting relationship of the new position.

This employment offer from Akamai Technologies is contingent upon your submitting an I-9 Employment Eligibility Verification Form acceptable to Akamai Technologies, Inc. on your date of employment. YOU MUST BE PREPARED TO OFFER PROOF OF YOUR EMPLOYABILITY IN THE UNITED STATES IN ACCORDANCE WITH THE REQUIREMENTS LISTED ON THE I-9 FORM ON YOUR FIRST DAY OF EMPLOYMENT. YOU WILL NOT BE PLACED ON THE AKAMAI PAYROLL AS AN ACTIVE EMPLOYEE UNTIL YOU HAVE PROVIDED THIS DOCUMENTATION.

Please accept Akamai's offer of employment by signing the enclosed copy of this letter and the agreements attached and returning all documents to me. We look forward to your joining Akamai on November11, 2002.

Sincerely,

AKAMAI TECHNOLOGIES, INC.

/s/ Akamai Technologies, Inc.

George H. Conrades
Chairman & CEO

Enclosures:

(1) Non-Competition, Non-Solicitation, Proprietary and Confidential Information and Developments Agreement. - 2 copies

(2) I-9 Employment Eligibility Verification Form






I hereby accept employment with Akamai Technologies, Inc.


 /S/ Robert Cobuzzi                         November 11, 2002
-------------------------------             ------------------------
Robert Cobuzzi                              Date